UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2025

Nuwellis, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35312	No. 68-0533453
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12988 Valley View Road, Eden Prairie, MN (Address of Principal Executive Offices)	55344 (Zip Code)

(952) 345-4200
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NUWE	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On October 7, 2025, Robert B. Scott notified Nuwellis, Inc., a Delaware corporation (the “Company”) of his decision to resign as the Chief Financial Officer of the Company. Mr. Scott’s last date with the Company is expected to be on or about October 24, 2025 (the “Separation Date”). Mr. Scott’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or procedures. The Company expects to commence a formal search process for the position of Chief Financial Officer for the Company.

Appointment of Interim Chief Financial Officer

On October 8, 2025, the Board of Directors of the Company (the “Board”) appointed John L. Erb, the Company’s President and Chief Executive Officer, beginning on the Separation Date, as the interim Chief Financial Officer, the interim Principal Financial Officer, and interim Principal Accounting Officer. Mr. Erb, age 76, has served as the Company’s President and Chief Executive Officer since June 2025.

Mr. Erb has served as a director of the Company since September 2012, as chairman of our Board since October 2012 and as Interim President and Chief Executive Officer since February 2025, before entering the role of President and Chief Executive Officer in June 2025. Previously, Mr. Erb served as president and chief executive officer from November 2015 to January 2021. He was executive chairman of the board (during 2007) and chief executive officer (from 2001 to 2006) of the previous owner of the Aquadex™ system, which was then known as CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure. Mr. Erb previously served as chief executive officer (from 2007 to 2020) of NuAx, Inc. (formerly Cardia Access, Inc.), a medical device company involved in developing new devices for the treatment of heart disease; president and chief executive officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents, from 1997 to 2001; and in various positions, including as vice president of worldwide operations at Schneider, a division of Pfizer, Inc., from 1991 to 1997. Mr. Erb’s prior board experience includes service as a director of SenoRx, Inc., (a Nasdaq listed company), from December 2001 to July 2010; service as a director of CryoCath Technologies Inc., (a publicly traded Canadian company), from October 2000 to December 2008; and service as director of Vascular Solutions, Inc., (a Nasdaq listed company) from 2002 to 2019, where he also served as chairman of the Board (from 2011 to 2017) and chairman of the compensation and nominating and corporate governance committees. Mr. Erb served as a director and chief executive officer of NeuroMedic, Inc., a private company, from 2010 to 2020, when NeuroMedic was acquired by ReCor Medical, Inc. Mr. Erb currently serves as executive chairman of CorRen Medical, Inc. (formerly of CRS Teknologies, Inc.), a private company whose primary business is the development of diagnostic and therapeutic products to treat cardiorenal syndrome (“CorRen”); formerly served as chairman of the board of Osprey Medical, Inc., a public ASX company dedicated to improving heart imaging procedures, serves as chairman of the board for IR Medtek, a private company developing oncology products; and formerly served as a director of Miromatrix (Nasdaq: MIRO), Miromatrix, which was acquired by United Therapeutics in 2023 and as a director of Lymphatica Medtech, SA, a private Swiss medical device company focused on lymphatic disease from 2023-2024. Mr. Erb also serves as a director of AcQumenn Medical Inc., a startup device company focused on developing a diagnostic tool providing hemodynamic analytics. Mr. Erb received a B.A. in business administration, with a concentration in finance, from California State University, Fullerton.

There is no arrangement or understanding between Mr. Erb and any other person pursuant to which Mr. Erb was selected as an officer. Mr. Erb has no family relationships with any of the Company’s directors or executive officers. There are no transactions and no proposed transactions between Mr. Erb and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.  Mr. Erb will not receive any additional compensation for assuming these interim roles, and no changes have been made to any plans or arrangements in which Mr. Erb participates as a result of this appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 8, 2025	NUWELLIS, INC.

	By:	/s/ John L. Erb
Name:	John L. Erb
Title:	President and Chief Executive Officer